Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Reports First Quarter Results
Expands Cost Reduction and Operating Efficiency Initiatives

•
New initiatives in supply chain, non-merchandise procurement and marketing expected to result in $50 million to $70 million in annual savings, in addition to $14 million from recently announced marketing and digital commerce realignment

•	Company continuing to execute on four focus areas

•	GAAP earnings per share of $0.23; Non-GAAP earnings per share of $0.25

Fort Myers, FL - May 26, 2016 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2016 first quarter and thirteen weeks ended April 30, 2016.
For the thirteen weeks ended April 30, 2016 ("the first quarter"), the Company reported net income of $31.1 million, or $0.23 per diluted share, compared to net income of $32.5 million, or $0.22 per diluted share, for the thirteen weeks ended May 2, 2015. The Company reported first quarter 2016 adjusted net income of $33.4 million, or $0.25 adjusted earnings per diluted share, compared to adjusted net income of $44.5 million, or $0.30 adjusted earnings per diluted share, in last year’s first quarter. The first quarter adjusted results exclude EPS charges of $0.02 in 2016 and $0.08 in 2015 related to restructuring and strategic charges and Boston Proper operating results, as presented in the accompanying GAAP to non-GAAP reconciliation.
Shelley Broader, CEO and President, said, "In the first quarter, our loyal customers continued to be attracted to our brands. Our overall store traffic trended better than our peer index and when she visited our stores she was buying, although weak traffic across the industry impacted our overall sales. We are executing against the Company’s four focus areas announced earlier this year. We are taking action to improve our profitability, assuring our brands' leadership in the future and enhancing value for all of our shareholders. Our cost reduction and operating efficiency initiatives will position us to be more nimble and responsive to our customers' needs. These actions are just the beginning as we execute on our new operating priorities."

Cost Reduction and Operating Efficiency Initiatives
As part of the Company's continued efforts within its four focus areas - evolving the customer experience, strengthening the position of each brand, leveraging actionable retail science, and sharpening financial principles - Chico’s FAS today announced new initiatives to improve its supply chain, enhance its marketing efforts and leverage non-merchandise procurement. The new initiatives are expected to reduce complexity and standardize processes across the organization, thereby improving the Company’s ability to respond in real-time to changes in customer demand for merchandise.The new initiatives are expected to generate approximately $50 million to $70 million in annualized savings.

These new cost cutting actions are in addition to the previously announced realignment of the Company's marketing and digital commerce functions. That realignment, announced April 25, places the decision makers directly into the Company's three brands and is expected to generate $14 million in annualized savings.

Combined, the marketing realignment and new initiatives are estimated to generate $65 million to $85 million in annual savings. The Company anticipates generating $15 million of these costs savings in fiscal 2016, and expects these initiatives to be fully implemented during 2017.

Net Sales
For the first quarter, net sales were $643.0 million compared to $697.8 million in last year’s first quarter. This decrease of 7.9% included $25.3 million related to Boston Proper. When excluding Boston Proper from fiscal 2015, net sales decreased 4.4%, primarily reflecting a decline in comparable sales of 4.2% and 15 net store closures. The 4.2% decrease in comparable sales for the first quarter followed a 0.1% decrease in last year’s first quarter, and reflected reduced average dollar sale and slightly lower transaction count.
Comparable Sales

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Chico's	(5.4)%	(2.3)%
White House Black Market	(3.8)%	1.7%
Soma	0.5%	6.5%
Total Company	(4.2)%	(0.1)%
Gross Margin

For the first quarter, gross margin was $262.3 million, or 40.8%, compared to $295.6 million, or 42.4%, in last year’s first quarter. When excluding Boston Proper from fiscal 2015, gross margin decreased 190 basis points in fiscal 2016 compared to gross margin of $287.0 million, or 42.7% last year. This decrease in gross margin rate primarily reflects increased promotional activity in response to lower traffic and sales deleverage of store occupancy expenses, partially offset by reduced incentive compensation.

Selling, General and Administrative Expenses

For the first quarter, selling, general and administrative expenses (“SG&A”) were $208.1 million, or 32.4%, compared to $228.1 million, or 32.7%, in last year’s first quarter. When excluding Boston Proper from fiscal 2015, SG&A decreased $6.9 million in the first quarter of fiscal 2016 compared to $215.1 million, or 32.0% last year. The $6.9 million decrease reflects savings in store labor, marketing expenses and incentive compensation, reflecting a slight decline in SG&A rate.
Restructuring and Strategic Charges

For the first quarter, the Company recorded pre-tax restructuring and strategic charges of $3.7 million, primarily consisting of executive transition costs and consulting fees. On an after-tax basis, the first quarter impact of these charges was $2.3 million, or $0.02 per diluted share.

Inventories

At the end of the first quarter of 2016, inventories totaled $268.0 million compared to $270.3 million last year. When excluding Boston Proper, inventories totaled $268.0 million compared to $257.7 million last year, an increase of 4.0%, primarily reflecting lower than planned sales of spring merchandise. The majority of our inventory increase was in go-forward, full-price summer merchandise. For the second quarter, we are targeting inventory levels to be flat against the prior year when excluding Boston Proper.

Share Repurchase Program

During the first quarter of fiscal 2016, the Company repurchased 3.2 million shares for $36.6 million under its $300.0 million share repurchase program announced in November 2015, with $223.4 million remaining under the program.

Changes in Presentation

Commencing in fiscal 2016, store occupancy expenses and shipping expenses, historically presented in SG&A, are being presented in Cost of Goods Sold. The Company believes that the costs represent direct costs associated with the sale of its merchandise and these changes better align the Company with its peers and better reflect how the business operates. Additionally, shipping revenue, historically presented in SG&A, is being presented in Net Sales. These adjustments were made retrospectively and all periods presented conform with this presentation.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House Black Market, and Soma is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of April 30, 2016, the Company operated 1,517 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements contained herein may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance, including but without limitation, statements regarding our plans, objectives, and future success of our store concepts, the implementation of our previously announced restructuring program, and implementation of our program to increase the sales volume and profitability of our existing brands through four previously announced focus areas. These statements may address items such as future sales, gross margin expectations, SG&A expectations, operating margin expectations, planned store openings, closings and expansions, future comparable sales, inventory levels, and future cash needs. These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "expects," "believes," "anticipates,"  "plans," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such oral and written statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic and business conditions, conditions in the specialty retail industry, the availability of quality store sites, the ability to successfully execute our business strategies, the ability to achieve the results of our restructuring program, the ability to achieve the results of our four focus areas, the integration of our new management team, and those described in Item 1A, "Risk Factors" and in the "Forward-Looking Statements" disclosure in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Jennifer Powers
Vice President – Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 30, 2016		May 2, 2015
	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$348,704	54.2	$369,859	53.0
White House Black Market	214,993	33.5	225,442	32.3
Soma	79,280	12.3	77,167	11.1
Boston Proper	—	0.0	25,298	3.6
Total net sales	642,977	100.0	697,766	100.0
Cost of goods sold	380,642	59.2	402,148	57.6
Gross margin	262,335	40.8	295,618	42.4
Selling, general and administrative expenses	208,141	32.4	228,065	32.7
Restructuring and strategic charges	3,651	0.5	14,875	2.1
Income from operations	50,543	7.9	52,678	7.6
Interest expense, net	(459)	(0.1)	(453)	(0.1)
Income before income taxes	50,084	7.8	52,225	7.5
Income tax provision	19,000	3.0	19,700	2.8
Net income	$31,084	4.8	$32,525	4.7
Per share data:
Net income per common share-basic	$0.23		$0.22
Net income per common and common equivalent share–diluted	$0.23		$0.22
Weighted average common shares outstanding–basic	131,594		143,378
Weighted average common and common equivalent shares outstanding–diluted	131,689		143,771
Dividends declared per share	$0.160		$0.155

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 30, 2016	January 30, 2016	May 2, 2015

ASSETS
Current Assets:
Cash and cash equivalents	$56,502	$89,951	$97,651
Marketable securities, at fair value	50,479	50,194	48,447
Inventories	267,988	233,834	270,313
Prepaid expenses and other current assets	48,105	45,660	48,812
Income taxes receivable	10,928	29,157	447
Assets held for sale	16,525	16,525	24,042
Total Current Assets	450,527	465,321	489,712
Property and Equipment, net	535,470	550,953	584,616
Other Assets:
Goodwill	96,774	96,774	145,627
Other intangible assets, net	38,930	38,930	108,449
Other assets, net	14,415	14,074	17,953
Total Other Assets	150,119	149,778	272,029
	$1,136,116	$1,166,052	$1,346,357
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$144,767	$129,343	$147,323
Current debt	10,000	10,000	34,000
Other current and deferred liabilities	142,091	158,788	171,161
Total Current Liabilities	296,858	298,131	352,484
Noncurrent Liabilities:
Long-term debt	79,735	82,219	90,000
Deferred liabilities	129,306	130,743	142,185
Deferred taxes	16,740	15,171	49,273
Total Noncurrent Liabilities	225,781	228,133	281,458
Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,336	1,355	1,434
Additional paid-in capital	436,581	435,881	353,523
Treasury stock, at cost	(326,418)	(289,813)	(187,393)
Retained earnings	501,936	492,325	544,511
Accumulated other comprehensive income	42	40	340
Total Stockholders’ Equity	613,477	639,788	712,415
	$1,136,116	$1,166,052	$1,346,357

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Cash Flows From Operating Activities:
Net income	$31,084	$32,525
Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	27,957	30,743
Loss on disposal and impairment of property and equipment	597	6,277
Deferred tax expense (benefit)	307	(425)
Stock-based compensation expense	5,546	7,631
Excess tax benefit from stock-based compensation	(96)	(2,012)
Deferred rent and lease credits	(5,007)	(4,283)
Changes in assets and liabilities:
Inventories	(34,154)	(35,154)
Prepaid expenses and other assets	14,617	(3,468)
Accounts payable	4,814	(8,979)
Accrued and other liabilities	(13,029)	18,884
Net cash provided by operating activities	32,636	41,739
Cash Flows From Investing Activities:
Purchases of marketable securities	(11,403)	(18,252)
Proceeds from sale of marketable securities	11,156	96,351
Purchases of property and equipment, net	(13,056)	(19,839)
Net cash (used in) provided by investing activities	(13,303)	58,260
Cash Flows From Financing Activities:
Proceeds from borrowings	—	124,000
Payments on borrowings	(2,500)	—
Proceeds from issuance of common stock	1,177	8,025
Excess tax benefit from stock-based compensation	96	2,012
Dividends paid	(10,864)	(11,076)
Repurchase of common stock	(40,660)	(258,450)
Net cash used in financing activities	(52,751)	(135,489)
Effects of exchange rate changes on cash and cash equivalents	(31)	(210)
Net decrease in cash and cash equivalents	(33,449)	(35,700)
Cash and Cash Equivalents, Beginning of period	89,951	133,351
Cash and Cash Equivalents, End of period	$56,502	$97,651

Supplemental Detail on Earnings Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are composed entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Earnings per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options and PSUs. For the thirteen weeks ended April 30, 2016 and May 2, 2015, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying condensed consolidated statements of operations (in thousands, except per share amounts):

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015

Numerator
Net income	$31,084	$32,525
Net income and dividends declared allocated to participating securities	(646)	(786)
Net income available to common shareholders	$30,438	$31,739

Denominator
Weighted average common shares outstanding – basic	131,594	143,378
Dilutive effect of non-participating securities	95	393
Weighted average common and common equivalent shares outstanding – diluted	131,689	143,771

Net income per common share*
Basic	$0.23	$0.22
Diluted	$0.23	$0.22

*Due to the differences between quarterly and year-to-date weighted average share counts and the effect of quarterly rounding to the nearest cent per diluted share, the year-to-date calculation of generally accepted accounting principles ("GAAP") and non-GAAP diluted EPS may not equal the sum of the quarters.

SEC Regulation G - The Company reports its consolidated financial results in accordance with GAAP. However, to supplement these consolidated financial results, management believes that certain non-GAAP results, which exclude certain charges and results from non-continuing operations, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results.

A reconciliation of net income and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP adjusted basis is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation of Net Income and Diluted EPS
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Net income:
GAAP basis	$31,084	$32,525
Restructuring and strategic charges	2,266	9,264
Boston Proper net loss	—	2,733
Non-GAAP adjusted basis	$33,350	$44,522

Net income per diluted share:
GAAP basis	$0.23	$0.22
Restructuring and strategic charges	0.02	0.06
Boston Proper net loss	0.00	0.02
Non-GAAP adjusted basis	$0.25	$0.30

(1)    All adjustments to net income and net income per diluted share are presented net of tax.

SEC Regulation G - The Company reports its consolidated financial results in accordance with GAAP. However, to supplement these consolidated financial results, management believes that certain non-GAAP results, which exclude results from non-continuing operations, may provide a more meaningful measure on which to compare the Company’s results of operations between periods.

The tables below present a reconciliation of selected consolidated financial data on a GAAP basis to selected consolidated financial data on a non-GAAP adjusted basis, reflecting certain adjustments as identified in the footnotes to the table and excluding Boston Proper:

Chico's FAS, Inc. and Subsidiaries
Fiscal 2015 Reconciliation of Reported to Adjusted Selected Non-GAAP Consolidated Financial Data
(Unaudited)
(in thousands)

As Reported

	Thirteen Weeks Ended
	May 2, 2015
	Amount	% of Sales
Net Sales	$693,339	100.0
Cost of goods sold	297,569	42.9
Gross margin	395,770	57.1
Selling, general and administrative expenses	328,217	47.3
Subtotal	$67,553	9.8

Boston Proper

	Thirteen Weeks Ended
	May 2, 2015
	Amount	% of Sales
Net Sales	$23,780	100.0
Cost of goods sold	13,301	55.9
Gross margin	10,479	44.1
Selling, general and administrative expenses	14,866	62.5
Subtotal	$(4,387)	(18.4)

Adjustments, excluding Boston Proper

	Thirteen Weeks Ended
	May 2, 2015
	Amount	% of Sales
Net Sales(1)	$2,909	0.4
Store occupancy expense(2)	93,286	13.4
Shipping expense(3)	7,919	1.1
Cost of goods sold	101,205	14.5
Gross margin	(98,296)	(14.1)
Selling, general and administrative expenses	(98,296)	(14.1)
Subtotal	$—	—

As Adjusted, Non-GAAP

	Thirteen Weeks Ended
	May 2, 2015
	Amount	% of Sales
Net Sales	$672,468	100.0
Cost of goods sold	385,473	57.3
Gross margin	286,995	42.7
Selling, general and administrative expenses	215,055	32.0
Subtotal	$71,940	10.7

(1) Adjustments to net sales represent the correction of an immaterial error in the classification of shipping revenue, which was previously classified within SG&A.
(2) Adjustments to store occupancy expense represent the reclassification of store occupancy expenses, which were previously classified within SG&A.
(3) Adjustments to shipping expense represent a change in accounting policy to present shipping expenses within cost of goods sold, which were previously presented within SG&A.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended April 30, 2016
(Unaudited)

	January 30, 2016	New Stores	Closures	April 30, 2016
Store count:
Chico’s frontline boutiques	604	1	(5)	600
Chico’s outlets	117	—	—	117
Chico's Canada	4	—	—	4
WHBM frontline boutiques	429	2	(3)	428
WHBM outlets	71	—	—	71
WHBM Canada	6	—	—	6
Soma frontline boutiques	269	3	—	272
Soma outlets	18	1	—	19
Total Chico’s FAS, Inc.	1,518	7	(8)	1,517

	January 30, 2016	New Stores	Closures	Other changes in SSF	April 30, 2016
Net selling square footage (SSF):
Chico’s frontline boutiques	1,652,991	2,773	(15,910)	(158)	1,639,696
Chico’s outlets	293,646	—	—	—	293,646
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	991,164	4,691	(6,612)	811	990,054
WHBM outlets	148,457	—	—	—	148,457
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	507,805	5,558	—	1,155	514,518
Soma outlets	33,792	1,845	—	—	35,637
Total Chico’s FAS, Inc.	3,652,441	14,867	(22,522)	1,808	3,646,594

As of April 30, 2016 the Company also sold merchandise through 77 international franchise locations, comprised of 6 Chico's stand-alone boutiques, 40 Chico's shop-in-shops, and 31 Soma shop-in-shops.